| Filed in the Office of | Business Number E0768622007-2 |
|---|---|
| *FVAguilar* | Filing Number 20243781396 |
| Secretary of State State Of Nevada | Filed On 1/26/2024 8:36:00 AM |
| | Number of Pages 1 |

**FRANCISCO V. AGUILAR**
**Secretary of State**
**401 North Carson Street**
**Carson City, Nevada 89701-4201**
**(775) 684-5708**
**Website: www.nvsos.gov**

# Certificate of Change Pursuant to NRS 78.209

**TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT**

**INSTRUCTIONS:**

**1.** Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
**2.** Indicate the current number of authorized shares and par value, if any, and each class or series before the change.
**3.** Indicate the number of authorized shares and par value, if any of each class or series after the change.
**4.** Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.
**5.** Indicate provisions, if any, regarding fractional shares that are affected by the change.
**6.** NRS required statement.
**7.** This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.
**8.** Must be signed by an Officer. Form will be returned if unsigned.

| | |
|---|---|
| **1. Entity Information:** | Name of entity as on file with the Nevada Secretary of State: Meta Materials Inc.<br>Entity or Nevada Business Identification Number (NVID): NV20071747429 |
| **2. Current Authorized Shares:** | The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:<br>1,000,000,000 authorized shares of common stock, par value $0.001, and 200,000,000 authorized shares of preferred stock, par value $0.001. |
| **3. Authorized Shares After Change:** | The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:<br>10,000,000 authorized shares of common stock, par value $0.001, and 200,000,000 authorized shares of preferred stock, par value $0.001. |
| **4. Issuance:** | The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:<br>One (1) share of common stock, par value $0.001, will be issued in exchange for one hundred (100) shares of common stock, par value $0.001 |
| **5. Provisions:** | The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:<br>Any fractional shares resulting from the 100:1 reverse stock split will be rounded up to the nearest whole share. |
| **6. Provisions:** | The required approval of the stockholders has been obtained. |
| **7. Effective date and time:** (Optional) | Date: 01/29/2024 Time:<br>(must not be later than 90 days after the certificate is filed) |
| **8. Signature:** (Required) | X DocuSigned by: *Uzi Sasson* 7A434E3891574A3... CEO and President 01/25/2024<br>Signature of Officer Title Date |

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.